EXHIBIT 99.1



COLUMBIA - The regular quarterly meeting of the Board of Directors of Columbia-based First Citizens Bancorporation of South Carolina, Inc., was held in Columbia on Wednesday, January 29, 2003.

     Net income for the year ended December 31, 2002 increased 15% to $39,048,000 from $33,876,000 for the year ended December 31, 2001. Net income for the year ended December 31, 2002 represents earnings per share of $42.38, compared to $36.11 per share for the year ended December 31, 2001. The primary factors affecting the increase in net income were a $14,290,000 or 12% increase in net interest income after provision for loan losses, and a $3,031,000 or 6% increase in noninterest income.

     Total assets as of December 31, 2002 were $3,787,876,000 compared to $3,574,680,000 as of December 31, 2001, an increase of 6%. Total deposits as of December 31, 2002, were $3,276,008,000 compared to $3,014,954,000 as of December
31, 2001, an increase of 9%. Net loans as of December 31, 2002, were $2,372,091,000 compared to $2,222,024,000 as of December 31, 2001, an increase of  7%.

     Net income for the quarter ended December 31, 2002 was $8,657,000 representing earnings per share of $9.45, compared to $9,443,000 or $10.12 per share for the quarter ended December 31, 2001. The primary factors affecting the decrease were a $727,000, or 2% increase in noninterest expense, and a $1,027,000, or 24% increase in income tax expense. The decrease in net income was partially offset by a $721,000, or 2% increase in net interest income after provision for loan losses, and a $247,000, or 2% increase in noninterest income.

     The Board of Directors of First Citizens Bancorporation of South Carolina, Inc. has declared a fourth quarter common stock dividend of $.25 per share for shareholders of record as of February 5, 2003, payable February 14, 2003.

     First Citizens Bank offers services in commercial and retail banking through its 145 offices in South Carolina. First Citizens Bancorporation of South Carolina, Inc. is the parent company of First Citizens Bank and Trust Company of South Carolina, The Exchange Bank of South Carolina, and Citizens Bank. The Exchange Bank operates four offices in South Carolina; Citizens Bank operates two offices in Georgia. As of December 31, 2002, First Citizens
Bancorporation  had  total  consolidated  assets  of  $3.79  billion.


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